Solis Tek Changes Name to Generation Alpha, Inc.

Reflects Shift in Strategy to High Growth Opportunities in Cannabis

CARSON, CA - GlobeNewswire - September 26, 2018 – Solis Tek Inc. (OTCQB: SLTK) (the “Company”), a vertically integrated cannabis technology innovator, manufacturer and distributor, has announced a name and ticker symbol change, its final step in the rebranding of its corporate identity. The new name is Generation Alpha, Inc. and the new ticker symbol is GNAL. The name and symbol change will be effective with the start of trading on Thursday, September 27, 2018.

Generation Alpha reflects management’s strategy to leverage business opportunities in legalized cannabis jurisdictions, such as cultivation, processing and retail facilities. The Company will continue to aggressively develop and innovate its lighting division as Solis Tek Digital Lighting and its agricultural products division as Zelda Horticulture.

The Company’s Chief Executive Officer, Alan Lien, commented, “We are excited with the transformation of our business strategy, our progress at our Arizona facility and the additional growth opportunities our team has identified elsewhere in the cannabis industry. While we are pleased with our innovation and progress in our Solis Tek lighting and Zelda Horticulture divisions, we believe Generation Alpha represents our philosophy of bringing the best cannabis products and services to the market. We are confident that this shift in our business strategy will create long-term shareholder value through diversified segments in the legalized cannabis industry.”

About Solis Tek Inc.

Solis Tek Inc. (OTCQB: SLTK) is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used the Company’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. The Company’s customers include retail stores, distributors, ecommerce, and commercial growers. In 2018, the Company expanded into the “touch-the-plant” side of the cannabis business under a contract with an Arizona licensee and its ongoing build-out of a cultivation and processing facility in Phoenix, AZ. For more information, please visit our website, www.solis-tek.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors Contact:

Hayden IR

917-658-7878

hart@haydenir.com